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                                                                  Exhibit (d.5)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                      UBS GLOBAL ASSET MANAGEMENT (US) INC.

         AMENDMENT made as of this 1st day of May, 2004, to the Investment Sub-Advisory Agreement dated as of December 7, 2001 and amended July 24, 2003 (the "Agreement"), between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company), an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and Brinson Advisors, Inc., (subsequently renamed UBS Global Asset Management (US) Inc.), a corporation organized and existing under the laws of Delaware (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

         1. NAME CHANGES

         All references in the agreement to the following entities are replaced as indicated below to reflect the new legal names of each entity:

         Aetna Life Insurance and Annuity Company replaced by ING Life Insurance and Annuity Company

         Brinson Advisors, Inc. replaced by UBS Global Asset Management (US)
         Inc.

         Portfolio Partners, Inc. replaced by ING Partners, Inc.

         PPI Brinson Tactical Asset Allocation Portfolio or ING UBS Tactical Asset Allocation Portfolio are replaced by ING UBS US Allocation Portfolio.

         2. CHANGE IN APPENDIX A

            Replace Appendix A to the Agreement with the following:
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                                   APPENDIX A

                                  FEE SCHEDULE

For the purposes of applying this schedule, the average daily net assets of the ING UBS U.S. Balanced Portfolio which is sub-advised by UBS Global Asset Management (Americas) Inc. will be combined with the average daily net assets of the ING UBS US Allocation Portfolio.

                     .50% on the first $50 million in assets
                     .40% on the next $50 million in assets
                     .35% on all assets in excess of $100 million

         This Amendment shall become effective as of the date first written above.

         Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.


                                       ING LIFE INSURANCE AND ANNUITY COMPANY

                                       By:      /s/  Laurie M. Tillinghast
                                                --------------------------------
                                                Laurie M. Tillinghast
                                       Title:   Vice President


                                       UBS GLOBAL ASSET MANAGEMENT (US) INC.


                                       By:      /s/  David M. Goldenberg
                                                --------------------------------
                                                David M. Goldenberg
                                       Title:   Executive Director

                                       By:      /s/  Robert P. Wolfangel
                                                --------------------------------
                                                Robert P. Wolfangel
                                       Title:   Chief Financial Officer